UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

January 7, 2021 (January 1, 2021)

____________________________

GROWLIFE, INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-50385 (Commission File Number)		90-0821083 (IRS Employer Identification No.)
5400 Carillon Point Kirkland, WA 98033 (Address of Principal Executive Offices and zip code)

(866) 781-5559

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Michael Fasci

On January 1, 2021, the Compensation Committee of the GrowLife, Inc. (the “Company”) entered into an Employment Agreement with Michael Fasci to serve as the Company’s Chief Financial Officer through December 31, 2023. Mr. Fasci formerly served as Chairman of the Board.

Mr. Fasci’s shall receive an annual salary of $165,000 and may earn an annual bonus equal to two percent (2%) of the Company’s EBITDA for that year. Mr. Fasci was also granted an option to purchase 500,000 shares of the Company’s Common Stock under the Company’s 2018 Stock Incentive Plan at an exercise price of $0.12 per share (“Option”). The Option vests quarterly over three years, has a five-year life and allows for a cashless exercise. The stock option grant is subject to the terms and conditions of the Company’s Stock Incentive Plan, including vesting requirements.

In the event that Mr. Fasci’s continuous status as employee to the Company is terminated by the Company without Cause or Mr. Fasci terminates his employment with the Company for Good Reason as defined in the Fasci Agreement, in either case upon or within twelve months after a Change in Control as defined in the Company’s Stock Incentive Plan, then 100% of the total number of Shares shall immediately become vested.

Mr. Fasci is entitled to participate in all group employment benefits that are offered by the Company to the Company’s senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Fasci’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Fasci terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Fasci will be entitled to receive (i) his Base Salary amount for ninety days; and (ii) his Annual Bonus amount for each year during the remainder of the Term.

Other terms and conditions are included in and the foregoing description are qualified in their entirety by reference to the full text of the agreements, copies of which are attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference into this Item 5.02.

Resignation of Ms. Katherine McLain

On January 5, 2021, Katherine McLain resigned as a Director of GrowLife, Inc. (“the Company”). The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

As the result of Ms. McLain’s resignation, Mr. Thom Kozik, current board member and member of the Compensation Committee was appointed to serve as Chairman of the Compensation Committee.

Appointment of Michael Fasci

On January 5, 2021, Michael E. Fasci, our Chief Financial Officer was appointed as a member of the Company’s Board of Directors to serve until the next annual meeting of shareholders and has accepted such appointment. Mr. Fasci was also appointed as a member of the Company’s Compensation Committee.

Michael E. Fasci, 62, is a 30-year veteran in the finance sector having served as an officer and director of many public and private companies.  From 2015 to 2020, Mr. Fasci owns and operated Process Engineering Services, Inc., an engineering consulting company as well as worked as a restructuring officer for several financially challenged companies. Mr. Fasci is a seasoned operator across various industries and has served in both CEO and CFO capacities for both growth and turnaround situations. Mr. Fasci began his career as a field engineer and then manager of various remediation filtration and environmental monitoring projects globally before focusing his efforts on the daily operations, accounting and financial reporting and SEC compliance of the numerous companies he has served.  Mr. Fasci resides in East Taunton, Massachusetts and studied Electrical Engineering at Northeastern University.

Family Relationships

Mr. Fasci is not related to any officer or director of the Company.

Related Party Transactions

Mr. Fasci is our current Chief Financial Officer. There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

10.1	Michael Fasci Employment Agreement dated January 1, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROWLIFE, INC.

Date: January 7, 2021	By:	/s/ Marco Hegyi
Marco Hegyi
Chief Executive Officer